AeroVironment, Inc. Announces Fiscal 2007 Fourth Quarter and Fiscal Year End Financial Results

MONROVIA, CA, June 26, 2007 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its fourth quarter and fiscal year ended April 30, 2007.  Results for both periods showed significant growth in revenue and income from operations.  Highlights of the fourth quarter and full fiscal year include:

▪	Fourth quarter net revenue up 66% to $50.7 million; Full year net revenue up 25% to $173.7 million;
▪	Fourth quarter income from operations of $7.5 million, compared to an operating loss of $0.9 million in the fourth quarter of 2006; Full year income from operations up 92% to $30.5 million;
▪	Fourth quarter net income of $5.6 million compared to a net loss of $0.5 million in the fourth quarter of 2006; Full year net income up 85% to $20.7 million; and
▪	Fourth quarter earnings per diluted share of $0.27 compared to a loss of $0.04 per share in the fourth quarter of 2006; Full year earnings per diluted share up $0.47 to $1.22.

“Strong performance from our UAS business in the fourth quarter and throughout the year resulted in full year revenue of $174 million, up 25% from the prior year and at the high end of our guidance range of 20 to 25% revenue growth.  Operating margin of 18% for the full year exceeded our annual operating profit margin guidance range of 15 to 16%,” said Tim Conver, chief executive officer and president of AV.  “This growth indicates the increasing adoption of our solutions by our customers to help improve their productivity, safety and efficiency, as well as the continued, successful execution of our plans by our team,” he added.

FISCAL 2007 FOURTH QUARTER RESULTS
Revenue for the fourth quarter of fiscal 2007 was $50.7 million, an increase of 66% over fourth quarter fiscal 2006 revenue of $30.6 million. The increase in revenue was a result of increased sales in our Unmanned Aircraft Systems (UAS) segment of $20.3 million and in our Energy Technology Center segment of $0.9 million, partially offset by lower revenue from our PosiCharge Systems segment of $1.1 million.

Income from operations for the fourth quarter of fiscal 2007 was $7.5 million, up $8.4 million from fourth quarter fiscal 2006 loss from operations of $0.9 million. The growth in income from operations was caused by increased gross margin of $6.7 million, lower selling, general and administrative (SG&A) expense of $0.8 million, and lower research and development (R&D) expense of $0.8 million.

Net income for the fourth quarter of fiscal 2007 was $5.6 million, an increase of $6.1 million over a fourth quarter fiscal 2006 net loss of $0.5 million.  Earnings per share for the fourth quarter of fiscal 2007 was $0.27 per diluted share, an increase of $0.31 per diluted share over fourth quarter fiscal 2006 loss of $0.04 per share.

FULL YEAR RESULTS
Revenue for the twelve-month period ended April 30, 2007 was $173.7 million, an increase of 25% over revenue of $139.4 million for the twelve-month period ended April 30, 2006. The increase in revenue was caused by higher sales in our UAS segment of $35.4 million and in our Energy Technology Center segment of $1.3 million, but was partially offset by lower sales in our PosiCharge segment of $2.4 million. The decline in PosiCharge revenue resulted from continued weakness in our U.S. automotive market sales, although we experienced a substantial increase in revenue and new customers in non-auto segments.

Income from operations for the twelve-month period ended April 30, 2007 was $30.5 million, up 92% from income from operations of $15.9 million for the twelve-month period ended April 30, 2006. The growth in income from operations was caused by increased gross margin of $11.7 million, lower SG&A expense of $0.8 million, and lower R&D expense of $2.2 million.

Net income for the twelve-month period ended April 30, 2007 was $20.7 million, an increase of 85%, over net income of $11.2 million for the twelve-month period ended April 30, 2006.
Earnings per share for the twelve-month period ended April 30, 2007 was $1.22 per diluted share, an increase of $0.47 per diluted share over fiscal 2006 earnings of $0.75 per diluted share.

Cash, cash equivalents, and short-term investments increased by $93.8 million to $109.2 million at April 30, 2007 from $15.4 million at April 30, 2006. The increase was primarily due to the net proceeds of $80.5 million from the initial public offering of our common stock in January 2007 and cash from operations for the year of $15.0 million.

BACKLOG
As of April 30, 2007, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $60.9 million compared to $79.7 million as of April 30, 2006.

FISCAL 2008 — OUTLOOK FOR THE FULL YEAR
For fiscal year 2008 the Company expects to achieve revenue growth of between 20% and 25% over fiscal year 2007, with an operating income margin of between 12% and 14%.  The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment. Investors are reminded that actual results may differ materially from these estimates.  The Company's three to five year compound annual growth target for revenue is between 20% and 25%, with 12% to 14% operating income margin.

CONFERENCE CALL
In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 26, 2007, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chief executive officer and president, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at (800) 299-9086 (U.S.) or (617) 786-2903 (international) five to ten minutes prior to the start time to allow for registration. The passcode for the call is 32416466.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the Company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Tuesday, June 26 at approximately 3:30 p.m. Pacific Time through Tuesday, July 3 at 9:00 p.m. Pacific Time.  Dial (888) 286-8010 and enter the passcode 15317564.  International callers should dial (617) 801-6888 and enter the same passcode number to access the digital replay.

About AeroVironment, Inc. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems. The Company’s small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military forces to deliver real-time reconnaissance, surveillance, and target acquisition to tactical operating units. AV’s PosiCharge ® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers. For more information about AV, please visit www.avinc.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share data)

	Three months ended		Twelve months ended
	April 30,	April 30,	April 30,	April 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenue:
Product sales	$28,935	$15,551	$116,361	$98,664
Contract services	21,765	15,037	57,360	40,693

	50,700	30,588	173,721	139,357

Cost of sales:
Product sales	17,184	8,862	67,410	55,483
Contract services	14,426	9,312	37,829	27,115

	31,610	18,174	105,239	82,598

Gross margin	19,090	12,414	68,482	56,759
Research and development	4,679	5,495	13,940	16,098
Selling, general and administrative	6,950	7,784	24,041	24,810

Income (loss) from operations	7,461	(865)	30,501	15,851
Other income (expense)
Interest income	1,181	192	1,707	333
Interest expense	---	(33)	(6)	(127)
Income (loss) before income taxes	8,642	(706)	32,202	16,057
Provision (benefit) for income taxes	3,072	(174)	11,484	4,849

Net income (loss)	$5,570	$(532)	$20,718	$11,208

Earnings per share data:
Net income (loss)
Basic	$.30	$(.04)	$1.39	$.86
Diluted	$.27	$(.04)	$1.22	$.75

Weighted average shares outstanding:
Basic	18,875,957	13,187,295	14,946,502	13,011,639
Diluted	21,004,465	13,187,295	16,992,012	14,873,651

Selected Consolidated Balance Sheet Information

(in thousands)

Selected Consolidated Balance Sheet Information

	April 30, 2007	April 30, 2006

Cash and cash equivalents	$20,920	$15,388
Short-term investments	88,325	--
Accounts receivable, net	7,691	21,582
Unbilled receivables and retentions	26,494	4,843
Inventory, net	14,015	11,453
Total assets	168,177	64,950
Stockholders’ equity	136,423	34,303
Shares issued and outstanding	18,875,957	13,283,770

Reportable segment results are as follows:

 (in thousands)

	For the Three		For the Twelve
	Months Ended		Months Ended
	April 30,	April 30,	April 30,	April 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenue
UAS	$44,917	$24,593	$146,538	$111,104
PosiCharge	2,686	3,807	17,575	19,928
Energy Technology Center	3,097	2,188	9,608	8,325

Total	50,700	30,588	173,721	139,357
Gross margin
UAS	17,109	9,642	57,591	44,558
PosiCharge	417	1,521	6,096	8,062
Energy Technology Center	1,564	1,251	4,795	4,139

Total	$19,090	$12,414	$68,482	$56,759

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Contact:
Steven Gitlin
Director of Investor Relations
AeroVironment, Inc
+1 (626) 357-9983
ir@avinc.com

Mark Collinson
CCG Investor Relations and Strategic Communication
For AeroVironment, Inc.
+1 (310) 477-9800, ext. 117
mark.collinson@ccgir.com